EXHIBIT 10.1

SECOND CERTIFICATE OF AMENDMENT TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NRDC ACQUISITION CORP.

PURSUANT TO SECTION 245 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE

NRDC Acquisition Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that:

1. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 10, 2007, its Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of the State of Delaware on July 25, 2007, its Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of the State of Delaware on September 4, 2007 and its Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of the State of Delaware on October 19, 2007 (the “Second Amended and Restated Certificate of Incorporation”).

2. The Board of Directors of the Corporation, pursuant to Section 242 of the General Corporation Law, duly adopted a resolution setting forth proposed amendments to the Second Amended and Restated Certificate of Incorporation and declaring such amendments advisable. The stockholders of the Corporation, pursuant to Section 242 of the General Corporation Law, duly approved and adopted such proposed amendment at a special meeting of stockholders duly called and held upon notice in accordance with Section 222 of the General Corporation Law.

3. The Second Amended and Restated Certificate of Incorporation is hereby amended by deleting the first two sentences of ARTICLE Sixth thereof in their entirety and inserting the following in lieu thereof:

“The introduction and the following provisions (A) through (G) of this ARTICLE SIXTH shall apply during the period commencing upon the filing of this Third Amended and Restated Certificate of Incorporation and terminating upon the consummation of any Business Combination (as defined below), and may not be amended during the Target Business Acquisition Period (as defined below) except as provided in subparagraph (G) of this ARTICLE SIXTH. A “Business Combination” shall mean the (i) acquisition by the Corporation of one or more assets or control of one or more operating businesses (collectively, the “Target Business”), through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination having, collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the amount in the Trust Fund (excluding the deferred underwriting discounts and commissions and taxes payable ) at the time of such acquisition; provided, that any acquisition of multiple assets or operating businesses shall occur contemporaneously with one another; or (ii) consummation of substantially all of the transactions contemplated by the Framework Agreement, dated as of August 7, 2009, by and between the Corporation and NRDC Capital Management, LLC. For purposes of this ARTICLE SIXTH, fair market value shall be determined by the Board of Directors based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value.”

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IN WITNESS WHEREOF, NRDC Acquisition Corp. has caused this Certificate of Amendment to be signed by ____________________, its Chief Executive Officer, on the ___ day of October, 2009.

_____________________________
[Name], Chief Executive Officer